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                                                                    EXHIBIT 99.1


       ERESOURCE CAPITAL GROUP SIGNS LOI TO ACQUIRE LOGISOFT SUBSIDIARIES

         LOGISOFT'S FISCAL 2000 REVENUES GREW TO $6.0 M, A 43% INCREASE
                             OVER THE PRIOR PERIOD


Charlotte, NC - April 20, 2001 - eResource Capital Group, Inc. (AMEX:RCG) announced today that it has signed a non-binding letter of intent (LOI) to acquire the business operations and assets of Logisoft Computer Products Corp. and eStorefronts.net Corp. (together, "Logisoft Subs"), currently subsidiaries of Logisoft Corp. Through these companies, Logisoft provides full spectrum Internet business development, focuses on enabling globalization of e-business, provides partner site services to companies that want to outsource their e-retail businesses, and markets educational software to a wide range of customers nationwide.

According to the terms of the LOI, eRCG will acquire the operating business and assets of the Logisoft Subs. It is anticipated the Logisoft Subs will be spun-out to a group of shareholders led by current management from the publicly-traded corporation Logisoft Corp. in conjunction with its proposed acquisition of Maxx Motorsports, Inc. The intended acquisition by eRCG is a stock-for-stock transaction whereby eRCG will issue its shares to purchase the shares of a newly independent, privately-held operating company, which will own the Logisoft Subs. The eRCG shares to be issued in conjunction with the transaction will not be registered under the Securities Act of 1933 or any state securities laws.

"The Logisoft Subs will be a valuable addition to eRCG," expressed Mike Pruitt, President and CEO of eRCG. "Their expertise in e-globalization is a synergistic fit with our current technology services group. We currently service a number of companies that are looking to become global and which can benefit from the Logisoft Sub's services."

 "Becoming a member of the eRCG network is going to open a lot of doors for us," commented Rob Lamy, President and CEO of Logisoft. "We will be able to target many new clients through eRCG's broad network of contacts while benefiting from eRCG's corporate alliances and managerial skills, which will enhance our current infrastructure and our ability to take advantage of the opportunities for profitable growth in the Internet services market."

In calendar year 2000, Logisoft's revenue increased by $1.8 million, or 43%, to $6.0 million from calendar year 1999. Logisoft's Internet services revenue in calendar year 2000 exceeded $1.6 million, which represents an increase of $1 million, or 168%, from calendar year 1999.

Logisoft Interactive, the company's Internet services division, takes e-businesses from inception to full globalization and concentrates in three core areas: e-business, e-commerce and globalization. They offer sophisticated web technology platforms that position businesses online to capture new domestic and international markets and generate new opportunities for revenue growth. eStorefronts partners with traditional and pure Web based businesses to take advantage of the opportunities presented by the Internet at reduced risk and cost. Through eStorefronts, customers receive inventory, fulfillment, management, site maintenance and strategic marketing support in exchange for a revenue sharing and/or equity based arrangement. Logisoft Computer Products, the Company's legacy business, distributes technology products and instructional software to academic institutions and corporate customers. Logisoft's educational software marketing business reaches more than 400 customers around the country and is one of the top distributors in the educational market for Microsoft, Adobe and other major software developers.


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The LOI is non-binding on both of the parties and there can be no assurance that the parties will enter into definitive agreements or complete the transaction.

About Logisoft
Founded in 1989, Logisoft is a full spectrum Internet service company specializing in providing business value for customers who require smart domestic and global Internet solutions. In addition to its high end creative, multimedia, and technical capabilities, Logisoft's premier e-business platform, Global Gateway(SM), enables companies to quickly and cost-effectively do business on the Internet in more than 50 countries including currency transactions and settlement, cultural assessment, logistical support, tax, legal and fraud issues, language requirements and micro-marketing. Logisoft is headquartered in Rochester, NY, a leading import-export and technology center. Further information on the company is available at http://www.logisoft.com.

About eResource Capital Group
eResource Capital Group, Inc. (AMEX: RCG), based in Charlotte, N.C., is a growing network of technology and service companies brought together under one operating company to benefit from synergistic relationships and the infusion of intellectual and capital resources. eRCG plans to strengthen its network through timely acquisitions and by growing and enhancing its member companies. eRCG's strategic focus is in five technology industry segments: e-commerce, Internet infrastructure, technology-related professional services, enabling technology, and data/communication systems. Operating companies in the eRCG network include: flightserv.com; Internet Aviation Services, Ltd.; DM Marketing, Inc.; Avenel Ventures, Inc.; Avenel Alliance, Inc.; and LST, Inc., d/b/a LifeStyle Technologies. More information is available on eRCG at www.eresourcecapital.com.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Source:  eRCG (Amex: RCG)

 MEDIA CONTACT FOR ERCG:
                  Bob Young
                  The Marketing Consortium
                  Tel:     704-335-0990
                  Fax:     704-343-9047
                  e-mail:  bob@themarketingconsortium.net

INVESTOR RELATIONS:
                  Georgi Dienst
                  eRCG, Investor Relations Director
                  Tel:     704-553-9330 x26
                  Fax:     704-553-7136
                  e-mail:  gbd@eresourcecapital.com


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